Exhibit 10.1

March 22, 2017

Mr. Robert Iger
Chief Executive Officer and Chairman
The Walt Disney Company
500 S. Buena Vista Avenue
Burbank, CA

Amendment to Amended and Restated Employment Agreement
Dated as of October 6, 2011, as amended July 1, 2013 and October 2, 2014
This letter amends your Amended and Restated Employment Agreement, dated October 6, 2011, as amended by letters dated July 1, 2013 and October 2, 2014 (as amended, the “Agreement”), to provide that the Employment Period thereunder shall be extended to July 2, 2019 (the “Expiration Date”) and as otherwise provided herein. Except to the extent related to the Growth Incentive Retention Bonus or otherwise expressly provided herein, all references in the Agreement to June 30, 2018 shall be changed to the Expiration Date.

1.    Your base salary, target annual incentive and target award value under Section 3(a), 3(b) and 3(c) of the Agreement for any fiscal year during the Employment Period after fiscal year 2018 shall be the same as those that apply for fiscal year 2016 and the awards for such years shall be subject to the same terms and conditions as the awards granted in fiscal 2016. With regard to all awards made prior to June 30, 2018 the terms of the Agreement immediately prior to this amendment shall continue to apply. In addition, the provision with regard to investment of the Growth Incentive Retention Bonus in the event of delayed payout shall apply from December 1, 2018 until payout of such amounts.

2.    The following provisions apply with respect to incentive compensation awards and opportunities made available after June 30, 2018. In determining any annual incentive payable under Section 3(b) for the fiscal year in which the Expiration Date occurs, you shall be eligible to receive such incentive if you remain employed through the Expiration Date or as otherwise provided in the Agreement upon a Termination of employment. With respect to any awards made after June 30, 2018, any vesting and, if applicable, exercise period applicable under Section 3(c)(i)(E) or 3(c)(ii)(D) shall only apply if you remain employed through the Expiration Date, or as provided in the next sentence. The vesting and, if applicable, exercise periods that would have applied in respect of any outstanding equity awards under either Section 5(d) and 5(e) in connection with a Termination Date occurring on or after April 1, 2015 shall also apply in respect of awards granted after June 30, 2018.

3.    For three (3) years after termination of your employment with the Company, the Company shall provide you with security services that are substantially comparable to those provided for your benefit on the date hereof (or, at the date of your termination, if the Company determines that it is necessary to enhance such services); provided, however, that such services shall not include any personal use of any Company provided or leased aircraft. The Company will, during such period, conduct applicable security studies.

4.    In consideration for your extension of the term of the Agreement, if you remain employed through the Expiration Date, you will receive, within 90 days following the later to occur of the Expiration Date and the date you have a separation from service, within the meaning of Code Section 409A, a payment in cash of $5,000,000.

5.    If you remain employed through the Expiration Date, then during the three-year period commencing immediately following the Expiration Date (the “Consulting Period”), you shall provide consulting services to the Company commensurate with your prior position with the Company as your successor in the position of Chief Executive Officer may reasonably request from time to time; provided that, anything else in this Agreement to the contrary notwithstanding, in no event shall you be required to provide services to the Company during the Consulting Period in excess of (i) 20 hours in any given 30-day period or (ii) an aggregate of (A) 200 hours during either of the 12-month periods following the Expiration Date and the first anniversary of the Expiration Date, or (B) 100 hours during the 12-month period following the second anniversary of the Expiration Date. For such services, during the Consulting Period the Company shall pay you the amount of $500,000 quarterly in arrears for the first eight quarters following the Expiration Date and $250,000 quarterly in arrears for the ninth through twelfth quarters following the Expiration Date. The Company shall reimburse you for any expenses reasonably incurred by you in the performance of any consulting services, in accordance with its standard policies and procedures.

In respect of your services during the Consulting Period, you shall not, by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company or any of its affiliates, and shall not have the power or authority to contract in the name of or bind the Company. You shall at all times be treated as an independent contractor. You shall not, by reason of the services performed hereunder, be entitled to participate in any employee benefits plan or fringe benefit or perquisite program made available to any employee or officer of the Company as such; provided that nothing in this paragraph shall be construed to limit your rights to receive any benefits or compensation otherwise payable to you in respect of your services as an officer and employee of the Company prior to the commencement of the Consulting Period under the express terms and conditions of any agreement between you and the Company or the applicable terms and conditions of any employee benefit plan, program or arrangement. Unless the Company otherwise determines that, in accordance with applicable law, it should effect withholding on such payments, you shall be responsible for the payment of all taxes with respect to all amounts payable to you in regard to the consulting services.

You and the Company shall mutually agree on the time and location at which you shall perform consulting services hereunder, it being acknowledged that the consulting will generally not require you to travel and that you will use reasonable business efforts to try to accommodate reasonable requests from the Company, made with reasonable advance written notice to you, as to the timing of the services desired, subject to you not having a conflicting business or personal commitment that would reasonably preclude you from performing such services at the time and/or place reasonably requested by the Company. The Company shall use its reasonable best efforts not to request the performance of consulting services in any manner that unreasonably interferes with any other business or pre-scheduled personal activity. The Company shall have no obligation to provide you with an office during the Consulting Period, but shall afford you such administrative support services as are reasonably necessary or appropriate to fulfill any requested services. During the Consulting Period, you shall be permitted, subject to the terms hereof, to provide services to third parties, provided that, in no event shall you provide any services, directly or indirectly (including through a corporation, partnership or limited liability company that you own and control), as an officer, director, employee or in any other capacity, in which you would be involved, directly or indirectly, in the management and operation of any of the entities identified on Exhibit A hereto, or any subsidiary or parent thereof or any successor to all or substantially all of the assets of the business of such entity, or any other entity under common control therewith.

6.    In the event that you are terminated earlier as a result of the Company’s exercise of its Termination Right or a Termination for Good Reason, the rights and obligations described in paragraphs 3, 4 and 5 shall be treated as Conditional Rights under Section 5(d) of the Agreement and any compensation payable with respect thereto shall be payable subject to the satisfaction or waiver of the conditions applicable to Conditional Rights. Subject to the immediately preceding sentence, the Company’s and your obligations under paragraphs 3 and 5 shall commence immediately following your termination of employment, as if such were the Expiration Date.

7.    Except as specified above, the Agreement shall otherwise continue in accordance with its terms. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement. If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to me.

THE WALT DISNEY COMPANY

By:	/s/ ALAN N. BRAVERMAN
Alan N. Braverman
Senior Executive Vice President,
General Counsel and Secretary

AGREED AND ACCEPTED:

/s/ ROBERT A. IGER
Robert A. Iger

Dated: March 22, 2017

Exhibit A

1002944973v7
1002944973v7
Comcast Corporation
CBS Corporation
Time Warner Inc.
Viacom Inc.
Twenty-First Century Fox, Inc.
Sony Corporation (Sony Kabushiki Kaisha)